                                                        Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                  __________________________________________

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                           Bank of the Ozarks, Inc.
            (Exact name of Registrant as specified in its charter)

          Arkansas                                      71-0556208
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                     Identification Number)

                             12615 Chenal Parkway
                                P. O. Box 8811
                       Little Rock, Arkansas 72231-8811
                                (501) 978-2265
                       (Address, including zip code, of
                         principal executive offices)
                     _____________________________________

                           BANK OF THE OZARKS, INC.
                        401(k) RETIREMENT SAVINGS PLAN
                           (Full title of the plan)
                    ______________________________________

                             George G. Gleason, II
                      Chairman of the Board of Directors
                          and Chief Executive Officer
                             12615 Chenal Parkway
                                 P. O Box 8811
                       Little Rock, Arkansas 72231-8811
                                (501) 978-2265
         (Name and address, including zip code, and telephone number, including area code, of agent for service)

                       Copies of all correspondence to:

                              Jeffrey J. Gearhart
                                  Kutak Rock
                            425 West Capitol Avenue
                                  Suite 1100
                          Little Rock, Arkansas 72201
                                (501) 975-3000
                   ________________________________________

                        CALCULATION OF REGISTRATION FEE


                                                      Proposed                Proposed
                                 Amount                Maximum                 Maximum
 Title of Securities to           To Be             Offering Price            Aggregate                Amount of
 be Registered                 Registered            Per Share(2)         Offering Price(2)       Registration Fee(2)

     Common Stock,
   $0.01 Par Value(1)       200,000 shares(2)             N/A                    N/A                      N/A

        (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

        (2) Bank of the Ozarks, Inc. previously paid $1,083.64 with the filing of a Form S-8 Registration Statement (Commission No. 333-32177) on June 28, 1997 to register 200,000 shares of Bank of the Ozarks, Inc. Common Stock to be issued pursuant to the Stock Ownership Plan and Trust of Bank of the Ozarks, Inc. (the "ESOP"). Effective January 31, 1999 the ESOP was merged into the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan"). Accordingly, pursuant to Rule 429 all 200,000 shares may now be issued pursuant to the 401(k) Plan.

                   ________________________________________

                                    PART I

                               EXPLANATORY NOTE

        The information called for by Part I of Form S-8 is included in the Summary Plan Description of the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan") to be delivered to persons purchasing shares pursuant to the 401(k) Plan. Pursuant to the Note to Part I of Form S-8, that information is not being filed with or included in this Form S-8.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Bank of the Ozarks, Inc. (the "Company") is filing this Registration Statement to reflect that it has merged the ESOP with and into the 401(k) Plan. The 401(k) Plan permits participants to acquire Bank of the Ozark, Inc. Common Stock (the "Common Stock") pursuant to a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as amended (the "Code"). The Company intends to submit the 401(k) Plan to the Internal Revenue Service (the "IRS") along with a request that the IRS issue an advance determination letter that the 401(k) Plan qualifies under Section 401(a) of the Code. The Company will make all changes required by the IRS to qualify the 401(k) Plan.

Item 3.  Incorporation of Documents by Reference.

        The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference as of their respective dates of filing:

        (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1998; and

        (2) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed June 26, 1997.

        In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the shares of the Company's Common Stock being registered hereunder is being passed upon for the Company by Kutak Rock, 425 West Capitol Avenue, Suite 1100, Little Rock, Arkansas 72201. Certain attorneys of Kutak Rock's Little Rock office (the location of the attorneys participating on the Company's behalf) beneficially owned shares of the Company's Common Stock having an aggregate value of approximately $88,875 as of March 10, 1999.

Item 6. Indemnification of Directors and Officers.

        Article Ninth of the Company's Amended and Restated Articles of Incorporation provides that the Company's directors will not be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated Section 4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director's duty creating any third party liability to any person or entity other than the Company or a stockholder.

        Section 4-27-850 of the Arkansas Business Corporation Act empowers Arkansas corporations to indemnify any former or current director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with any action, suit or proceeding, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in connection with any action by or in the right of the corporation if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless the court determines that despite that adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses actually and reasonably incurred by him.

        Article Tenth of the Company's Amended and Restated Articles of Incorporation provides that the Company shall, to the full extent permitted by
Section 4-27-850 of the Arkansas Business Corporation Act, indemnify all persons whom it may indemnify pursuant thereto.

        The effect of the indemnification provisions contained in the Company's Amended and Restated Articles of Incorporation is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary.

        The Company's Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of stockholders or disinterested directors or otherwise. As permitted by Section 4-27-850 of the Arkansas Business Corporation Act, the Company's Amended and Restated Articles of Incorporation also authorize the Company to purchase directors' and officers' insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Arkansas law. The Company currently maintains such insurance as allowed by these provisions.

        The Company's Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of Arkansas law.

        As noted above, the Company's directors and officers have certain indemnity rights under the Company's Amended and Restated Articles of Incorporation and are protected from certain other liabilities by the Company's existing directors' and officers' insurance. The Company has also entered into supplemental indemnification agreements with its directors and with certain officers designated by the Board of Directors (collectively the "Indemnitees"), which broaden the scope of indemnity that would otherwise be provided by the Company to such persons under the terms of its Amended and Restated Articles of Incorporation.

        The indemnification agreements with the Indemnitees provide that, subject to certain important exceptions, the Indemnitees shall be indemnified to the fullest possible extent permitted by law against any amount which they become legally obligated to pay because of any act or omission or neglect or breach of duty. Such amount includes all expenses (including attorneys' fees), damages, judgments, costs and settlement amounts, actually and reasonably incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director or officer to the Company or any subsidiary of the Company. The indemnification agreements further provide that expenses incurred by the Indemnitees in defending such actions, in accordance with the terms of the agreements, shall be paid in advance, subject to the Indemnitees' obligation to reimburse the Company in the event it is ultimately determined that they are not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreements.

        No indemnification is provided under the indemnification agreements on account of conduct which is adjudged to be deliberately dishonest and material to establishing the liability for which indemnification is sought. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, or of any similar statutory provision, or on account of any remuneration, personal profit or advantage which is adjudged to have been obtained in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

        The indemnification agreements also provide for contribution by the Company, with certain exceptions, of amounts paid by the Indemnitees in any situation in which the Company and such individuals are jointly liable (or would be if the Company were joined in the litigation) if for any reason indemnification is not available. Such contribution would be based on the relative benefits to the Company and the individuals of the transaction from which liability arose, and on the relative fault in the transaction of the Company and the individuals. This provision could be applicable in the event a court found that indemnification under the federal securities laws is against public policy and thus not enforceable, as well as under state laws.

        The indemnification agreements provide for substantially broader indemnity rights than those currently granted to the directors and officers of the Company under the Company's Amended and Restated Articles of Incorporation, which afforded directors and officers only those express indemnification rights set forth in Section 4-27-850 of the Arkansas Business Corporation. They are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers. However, to the extent a director or officer were entitled to indemnification or contribution thereunder, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        5.1  Opinion of Kutak Rock (filed herewith).

        23.1 Consent of Kutak Rock (included in the opinion filed as Exhibit 5 herewith).

        23.2 Consent of Moore Stephens Frost (filed herewith).

        23.3 Consent of Ernst & Young LLP (filed herewith)

        24.1 Powers of Attorney (filed herewith).

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b), if in the aggregate, the changes in volume and price represent no more than a 20% ch ange in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

             provided; however, that the undertakings set forth in paragraphs
             (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
             Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

             (2) That, for the purpose of determining any bility under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on March 16, 1999.


                                        BANK OF THE OZARKS, INC.


                                        By:  /s/ George Gleason
                                            ----------------------------------
                                            George Gleason
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       Signature                     Title                           Date
       ---------                     -----                           ----

/s/ George Gleason     Chairman of the Board of Directors and    March 16, 1999
-------------------    Chief Executive Officer
(George Gleason


/s/ James Patridge     Vice Chairman of the Board of Directors   March 16, 1999
-------------------    and Director
(James Patridge)


/s/ Mark Ross          President and Director                    March 16, 1999
-------------------
(Mark Ross)


/s/ Paul Moore         Chief Financial Officer                   March 16, 1999
-------------------    (Principal Financial Officer and
(Paul Moore)           Accounting Officer



-------------------    Director
(Roger Collins)


*   Jerry Davis        Director                                  March 16, 1999
-------------------
(Jerry Davis)


*   C.E. Dougan        Director                                  March 16, 1999
-------------------
(C. E. Dougan)


*   Robert East        Director                                  March 16, 1999
-------------------
(Robert East)

*Linda Gleason                      Director                   March 16, 1999
----------------------------------
(Linda Gleason)

*Porter Hillard  .                  Director                   March 16, 1999
----------------------------------
(Porter Hillard)

*Henry Mariani                      Director                   March 16, 1999
----------------------------------
(Henry Mariani)

*R. L. Qualls                       Director                   March 16, 1999
----------------------------------
(R. L. Qualls)

*Kennith Smith                      Director                   March 16, 1999
----------------------------------
(Kennith Smith)


*By:    /s/ George Gleason                                     March 16, 1999
       ----------------------------
        (George Gleason
        Attorney-in-Fact)


        Pursuant to the requirements of the Securities Act of 1933, the trustees have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on March 16, 1999.

                                 BANK OF THE OZARKS, INC.
                                 401(k) RETIREMENT SAVINGS PLAN

                                 By:  /s/ Paul Moore
                                      --------------------
                                      Paul Moore
                                      Trustee

                                 INDEX TO EXHIBITS


Number      Exhibit
------      -------

5.1         Opinion of Kutak Rock (filed herewith).

23.1        Consent of Kutak Rock (included in the opinion in Exhibit 5).

23.2        Consent of Moore Stephens Frost (filed herewith).

23.3        Consent of Ernst & Young LLP (filed herewith).

24.1        Powers of Attorney (filed herewith).